F6 File No.  333-113503

EFFECTIVE JANUARY 14, 2008, THE
COMPANYS NAME IS BASF SE


EXHIBIT A
[FORM OF FACE OF RECEIPT]
CERTAIN RIGHTS OF THE HOLDER OF
THIS AMERICAN DEPOSITARY
RECEIPT MAY BE WITHHELD IN
ACCORDANCE WITH THE
PROVISIONS
OF PARAGRAPH (11) HEREOF,
INCLUDING, WITHOUT LIMITATION,
VOTING RIGHTS AND THE RIGHT TO
RECEIVE DIVIDENDS OR OTHER
PAYMENTS
Number (CUSIP [ ])


AMERICAN DEPOSITARY SHARES
(American Depositary Shares
Representing One (1) Deposited Share)
AMERICAN DEPOSITARY RECEIPT
FOR
AMERICAN DEPOSITARY SHARES
REPRESENTING
DEPOSITED ORDINARY SHARES,
NO PAR VALUE,
OF
BASF AKTIENGESELLSCHAFT
(Organized under the laws of the Federal
Republic of Germany)




THE BANK OF NEW YORK, a New York
banking corporation organized and existing
under the laws of the United States of
America, as Depositary (the Depositary),
hereby certifies that
____________________ is the Holder of
_________________ American Depositary
Shares, representing deposited ordinary
shares, no par value, or evidence of the right
to receive such shares (the Shares), of BASF
Aktiengesellschaft, a stock corporation
organized and existing under the laws of the
Federal Republic of Germany (the
Company). At the date hereof each
American Depositary Share represents one
(1) Share deposited under the Deposit
Agreement (as hereinafter defined) with the
Custodian, which at the date of execution of
the Deposit Agreement is the Offenbach
office of BHF-Bank AG. The ratio of Shares
to American Depositary Shares is subject to
amendment as provided in the Deposit
Agreement. The Depositarys Corporate
Trust Office is located at a different address
than its principal executive office. Its
Corporate Trust Office is located at 101
Barclay Street, New York, N.Y. 10286, and
its principal executive office is located at
One Wall Street, New York, N.Y. 10286.
THE DEPOSITARY S CORPORATE
TRUST OFFICE ADDRESS IS 101
BARCLAY STREET, NEW YORK, N.Y.
10286
EMM-910977_4.DOC